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                                                                   EXHIBIT 3.1.3

                              ARTICLES OF AMENDMENT
                    TO THE RESTATED ARTICLES OF INCORPORATION
                                       OF
                             WINN-DIXIE STORES, INC.

     1. The name of this Corporation is WINN-DIXIE STORES, INC.

     2. The Restated Articles of Incorporation of the Corporation were filed with the Florida Department of State on October 28, 1991.

     3. Articles of Amendment to the Restated Articles of Incorporation of the Corporation were filed with the Florida Department of State on October 13, 1992 and October 17, 1994.

     4. The first sentence of ARTICLE THIRD of the Restated Articles of Incorporation of the Corporation is hereby amended by deleting such sentence in its entirety and substituting in lieu thereof the following:

               "The total number of shares, including those previously authorized, which the Company may have outstanding at any time is 400,000,000 shares, all of which shall be Common Stock, having a par value of $1.00 per share."

     5. The foregoing amendment was adopted pursuant to Section 607.1003 of the Florida Business Corporation Act, by the unanimous written consent of the Board of Directors of the Corporation effective June 16, 1997, and by the Shareholders of the Corporation at the Annual Meeting of Shareholders on October 1, 1997.

     6. The number of votes cast for the amendment by the Shareholders of the Corporation was sufficient for approval of the amendment.

     IN WITNESS WHEREOF, Winn-Dixie Stores, Inc. has caused these Articles of Amendment to the Restated Articles of Incorporation of Winn-Dixie Stores, Inc. to be executed in its name by its President on this 1st day of October, 1997.

                                           WINN-DIXIE STORES, INC.


                                           By /s/ James Kufeldt
                                           -------------------------------------
                                           James Kufeldt
                                           President